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                                                                    EXHIBIT 10.3

                               SEVERANCE AGREEMENT

                  THIS AGREEMENT made as of this 16th day of November, 1998, by and between GERHARD VON DER RUHR ("Von der Ruhr") and CRITICARE SYSTEMS, INC., a Delaware corporation ("Criticare").

                                    RECITALS

                  A. Criticare desires to retain the services of a new
President.

                  B. Von der Ruhr presently holds the titles of Chairman of the Board and President, and is willing to resign such positions (at or immediately after the conclusion of Criticare's annual shareholder meeting) and assist Criticare with its efforts to retain and transition management responsibilities to an acceptable replacement candidate.

                                   AGREEMENTS

                  It is agreed as follows:

                  1. Von der Ruhr hereby resigns as President and Chairman of the Board of Directors of Criticare effective as of the close of business at Criticare's annual meeting of stockholders, or any adjournment thereof, and Criticare hereby accepts such resignation. It is expressly agreed that nothing contained in this Agreement nor Von der Ruhr's resignation shall affect Von der Ruhr's right to indemnification for acts undertaken on Criticare's behalf pursuant to Criticare's By-Laws or applicable statutes.

                  2. Von der Ruhr shall continue to be employed by Criticare as an independent consultant and in such capacity shall support and assist Criticare's new President with any reasonable requests with respect to the transition to new management, including but not limited to, introductions to employees, vendors, key customers and other persons having important relationships with Criticare. In addition, he shall hold himself available on reasonable advance notice and at reasonable times for consultation on significant issues affecting Criticare.

                  3. In consideration of Von der Ruhr's cooperation and consultation efforts, he shall be entitled to receive and Criticare agrees to provide to Von der Ruhr, the following:

                     (a) His normal monthly salary for the month of November and thereafter commencing December 1, 1998, Von der Ruhr shall be paid the sum of $6,000 per month for a period of 36 months.
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                     (b)      Von der Ruhr shall pay to Criticare on or before
November 30, 1998 the principal amount and any accrued interest on Von der Ruhr's obligation to Criticare with respect to his loan to Immtech International, Inc., approximating $45,000.

                     (c) Effective as of November 30, 1998, Criticare shall issue to Von der Ruhr options exercisable for 21,000 shares of Criticare common stock at an exercise price of $2.0625 per share for a period of five years. Criticare will utilize its reasonable best efforts to register shares issuable upon exercise of such options by inclusion of same in any existing or future registration statement covering employee options.

                     (d) Von der Ruhr may continue to occupy his current office for a period of 12 months; provided, however, such occupancy may be terminated at any time after the expiration of 60 days by 60-day notice to Von der Ruhr if deemed advisable by the new President. Criticare shall also provide secretarial services for Von der Ruhr for a period of 12 months.

                     (e) All fringe benefits currently provided to Von der Ruhr shall be continued through September 30, 2001, and thereafter Von der Ruhr and his spouse shall be entitled to coverage under Criticare's group health and dental insurance programs until he reaches age 65 or comparable coverage (including coverage for any pre-existing conditions) is available through his then employer. Criticare need only provide to Von der Ruhr that coverage made available to its key management employees (including any medical reimbursement plan but less any deductible (which may be charged to Von der Ruhr) ). In the event such group coverage is not available, Criticare shall purchase or pay for an individual policy providing comparable coverages. Company shall not in the future lease vehicles from Von der Ruhr and may, at any time, purchase vehicles presently under lease in accordance with lease terms.

                  4. Von der Ruhr desires to acquire from Criticare and Criticare is willing to sell, transfer and assign to Von der Ruhr:

                     (a) the technologies recently acquired from Immtech International, Inc. consisting of mcrp for (i) sepsis treatment and prophylaxis, and (ii) diagnostic tests, and (iii) 172,414 shares of Immtech International, Inc. stock received by Criticare in connection with such purchase.

                     (b) sensor technology and patent owned by Criticare with respect to fetal pulse oximetry.

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          As partial consideration for such transfer, Von der Ruhr shall form a new corporation ("Newco") to hold the purchased technologies, which shall have an initial capitalization of 6,000,000 shares, ten percent (10%) of which shall be issued to Criticare and the balance to be owned by Von der Ruhr, with a portion thereof to be made available to investors for no less than $150,000. Von der Ruhr will commit to use his reasonable best efforts to make such technologies commercially viable. The parties agree that they will negotiate in good faith appropriate put and call options for such shares. Criticare will be entitled to appoint one director to Newco's board until Newco is publicly held or its shares are repurchased.

          Von der Ruhr also agrees to pay to Criticare the sum of $150,000, payable in 10 semi-annual installments of $15,000 without interest, commencing June 1, 1999 and continuing on the six-month anniversary thereof until fully paid. Such obligation shall be represented by Von der Ruhr's promissory note in form attached hereto as Exhibit A. In addition to the foregoing, Criticare shall
(i) have a right to distribute or purchase OEM Newco's fetal pulse oximeters and probes from Newco when available for sale which Newco will provide to Criticare at "most favored nation" prices (excluding large quantity purchase discounts which may be offered to others) or (ii) Criticare may design, manufacture and sell a competitive monitor provided it purchases all probes covered by the patent being transferred to Von der Ruhr from Newco, again the same to be sold to Criticare at "most favored nation" pricing (excluding large quantity discounts which may be offered to others). Similarly, Newco shall have the right to purchase Criticare's fetal pulse oximeter (monitors) OEM which Criticare will sell to Newco at "most favored nation" pricing (excluding large quantity purchase discounts which may be offered to others). Criticare makes no representations or warranties whatsoever regarding the assets being acquired by Von der Ruhr, such assets being purchased "as is, where is." With respect to the fetal pulse oximeter, Criticare reserves the absolute right to withhold, retain and protect its source codes, it being Von der Ruhr's obligation to develop such source codes at his expense.

          In the event that Von der Ruhr fails to make substantial progress with respect to developing a commercially viable fetal pulse oximeter by August 1, 2000, Criticare shall be granted a royalty-free license to utilize the fetal sensor patent world-wide.

          Consummation of the transaction contemplated by this paragraph 4 are subject to satisfaction of the following conditions:

          (y) with respect to acquisition of the fetal pulse oximetory technology, confirmation by Messrs. Diaz and Okland that the terms of such

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acquisition will not unfairly or negatively affect Criticare's long term best interests, and

          (z) with respect to mcrp technology and fetal pulse oximetry, receipt of a "fairness" opinion from an independent investment banker to the effect that the terms of such acquisition are not "in the whole" substantially unfair to Criticare when considered in light of Criticare's desire to promptly conclude this Agreement, its investment in such assets to date, the costs and efforts necessary to make such technologies commercially viable and the long term strategic interests of Criticare.

     5. The parties agree that Criticare will issue the press release agreed upon between Von der Ruhr and Karsten Houm and, to the extent practicable, decline any other comments. The existing directors agree that they will nominate Von der Ruhr for election as a director of Criticare when his current term expires, barring the occurrence of an event which they reasonably believe renders him unsuitable for such position.

     6. Von der Ruhr agrees that the noncompetition provisions of his Employment Agreement shall continue to apply, it being also agreed, however, that the technology being acquired by Von der Ruhr shall not be deemed "substantially identical" to the products sold by Criticare. Von der Ruhr further agrees that he will not during the term of this Agreement solicit or attempt to hire any employees of Criticare without the prior written consent of Criticare's Chairman of the Board.

     7. Any notice, request, approval, consent, demand, permission or other communication required or permitted by this Agreement shall be effective only if it is in a writing signed by the party giving same and shall be deemed to have been sent, given and received only either (a) when personally received by the intended recipient, or (b) three days after depositing in the United States Mail, registered or certified mail, return receipt requested, with first class postage prepaid, addressed as follows:

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         If to Von der Ruhr:                Gerhard Von der Ruhr
                                            2455 Brook Springs Drive
                                            Brookfield, WI 53005

         If to the Company:                 Criticare Systems, Inc.
                                            20925 Crossroads Circle
                                            Waukesha, WI 53186
                                            Attn:  President

or to such other address as the intended recipient may have theretofore specified by notice given to the sender as provided in this section.

     8. This Agreement requires the personal services of Von der Ruhr, and Von der Ruhr's rights or obligations hereunder may not be assigned or delegated except as set forth in this Agreement. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

     9. This Agreement contains the entire agreement between Criticare and Von der Ruhr with respect to the subject matter hereof, and merges and supersedes all prior agreements, understandings or negotiations whatsoever with respect to the subject matter hereof.

     10. No amendments of this Agreement or any waiver of any of its provisions shall be effective unless expressly stated in a writing signed by both parties. No delay or omission in the exercise of any right, power or remedy under or for this Agreement shall impair such right, power or remedy or be construed as a waiver of any breach. Any waiver of a breach of any provision of this Agreement shall not be treated as a waiver of any other provision of this Agreement or of any subsequent breach of the same or any other provision of this Agreement.

     11. If any provision of this Agreement shall be held illegal, invalid or otherwise unenforceable under controlling law, the remaining provisions of this Agreement shall not be affected thereby but shall continue in effect.

     12. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin.

CRITICARE SYSTEMS, INC.

BY:  /s/ Emil H. Soika                              /s/ Gerhard Von der Ruhr
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    President and Chief Executive Officer                Gerhard Von der Ruhr

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